Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Change to a Virtual-Only Format for 2020 Annual Meeting of Stockholders

Honolulu, Hawaii, May 19, 2020 - Territorial Bancorp Inc., (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced today a change in the location of its 2020 Annual Meeting of Stockholders. In the interest of the health and safety of all participants and the community, the Annual Meeting now will be held by remote communication in a virtual-only format. Stockholders will not be able to attend the Annual Meeting in person.

The previously announced date and time of the 2020 Annual Meeting has not changed. Stockholders of record of our common stock at the close of business on March 13, 2020, the record date, can participate in the Annual Meeting via the virtual meeting website below.

The Company’s Proxy Statement, the Notice of the Annual Meeting of Stockholders, the 2019 Annual Report to Stockholders and instructions regarding participation in the live audio webcast are available on the Internet at www.proxyvote.com.

Date: June 11, 2020

Time: 8:30 a.m., Hawaii Standard Time

Access to Virtual Location: www.virtualshareholdermeeting.com/TBNK2020

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “would,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market and employees, and competition, as well as the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, as updated through filings with the Securities and Exchange Commission and other releases issued by the Company from time to time. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Territorial Savings Bank is a Hawaii state-chartered savings bank that was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the State of Hawaii.